Exhibit 99.1

Contact

Investor Relations

Phone: (441) 278-0988

Email: investorrelations@endurance.bm

DANIEL M. IZARD TO RETIRE FROM ENDURANCE

PEMBROKE, Bermuda — May 28, 2008 — Endurance Specialty Holdings Ltd. (NYSE:ENH), a Bermuda-based provider of property and casualty insurance and reinsurance, announced today that Daniel M. Izard will be retiring from his position as Chief Operating Officer of Endurance Specialty Holdings Ltd., effective September 1, 2008. A former Air Force pilot, Mr. Izard joined Endurance from Associated Aviation Underwriters, a joint venture of Chubb & Son and CNA Corporation where he served as President and Chief Executive Officer for 14 years. Mr. Izard’s responsibilities will be assumed by the other members of Endurance’s executive team.

Kenneth J. LeStrange, Chairman, President and Chief Executive Officer, commented, “Dan’s contributions to Endurance since he joined the company six years ago have been a substantial part of our success. Dan served in a wide variety of positions while at Endurance, in each role he made a difference to the company and by sharing his experience and insights with his colleagues he helped Endurance develop into the company it is today. We are grateful we had a chance to work with Dan and we will all miss him greatly.”

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property, casualty, healthcare liability, agriculture, workers' compensation and professional lines of insurance and property, catastrophe, casualty, agriculture, marine, aerospace, and surety and other specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor's on our operating subsidiaries (other than American Agri-Business Insurance Company) and B++ (Good) from A.M. Best for American Agri-Business Insurance Company. Endurance's headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.

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